Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1, of our report dated April 1, 2024, (which includes an explanatory paragraph relating to Transcode Therapeutics, Inc.’s ability to continue as a going concern), relating to the financial statements of Transcode Therapeutics, Inc. as of and for the years ended December 31, 2023 and 2022 appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2023. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC.

East Brunswick, New Jersey

December 6, 2024